Exhibit 10.31

TENTH AMENDMENT TO CREDIT AGREEMENT

This TENTH AMENDMENT TO CREDIT AGREEMENT dated as of June 5, 2009 (this “Amendment”), among AFFINITY GROUP, INC. (the “Borrower”), THE GUARANTORS PARTY HERETO (the “Guarantors”), THE LENDERS PARTY HERETO (the “Lenders”), CANADIAN IMPERIAL BANK OF COMMERCE, as Syndication Agent (the “Syndication Agent”), CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as Administrative Agent (the “Administrative Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent (the “Documentation Agent” and together with the Administrative Agent and the Syndication Agent, the “Agents”).

WHEREAS, the Credit Agreement (as defined below) provides that the Lenders may make Revolving Credit and Term Loans to the Borrower, and that the Issuing Lender may issue Letters of Credit; and

WHEREAS, the Borrower has requested extensions of the maturity dates for the Revolving Credit Loans and the Term Loans;

WHEREAS, the Borrower has requested, and the Lenders will require, certain other modifications to the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.                                       Reference to Credit Agreement.  Reference is made to the Amended and Restated Credit Agreement dated as of June 24, 2003, as amended by the First Amendment to Credit Agreement dated as of February 18, 2004, the Second Amendment to Credit Agreement dated as of June 30, 2004, the Third Amendment to Credit Agreement dated as of November 12, 2004, the Fourth Amendment to Credit Agreement dated as of March 24, 2005, the Fifth Amendment to Credit Agreement dated as of November 13, 2005, the Sixth Amendment to Credit Agreement dated as of March 3, 2006, the Seventh Amendment to Credit Agreement dated as of June 8, 2006, the Eighth Amendment to Credit Agreement dated as of February 27, 2007 and the Ninth Amendment to Credit Agreement dated as of September 8, 2008 among the Borrower, the Guarantors, the Lenders, the Syndication Agent, the Administrative Agent and the Documentation Agent (as amended on or prior to the date hereof and as it may be further amended or amended and restated from time to time, the “Credit Agreement”).  Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.                                       Amendments to Credit Agreement.  Effective upon the satisfaction of the conditions set forth in Section 5, the Credit Parties, the Lenders, and the Agents agree that the Credit Agreement is hereby amended as follows:

(a)                                  The definition of “Adjusted Base Rate” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 3.75% per annum.  Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

(b)                                 The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“Applicable Margin” means for Revolving Credit Loans, Swing Loans and Term Loans, (i) 7.00% in the case of Base Rate Loans and (ii) 8.00% in the case of Eurodollar Loans; provided that if a Camping World Financing and the prepayment of the Loans by not less than $18,500,000 with the proceeds thereof has not been consummated by September 15, 2009, the Applicable Margin shall be (i) 9.00% in the case of Base Rate Loans and (ii) 10.00% in the case of Eurodollar Loans.

(c)                                  The definition of “Cash Interest Expense” set forth in section 1.1 of the Credit Agreement is hereby amended by deleting the last sentence in the first paragraph thereof and replacing it with the following:

Notwithstanding anything contained in the foregoing which may be to the contrary, consent fees, waiver fees, deferred financing costs or intangible assets which are paid or are written off as a consequence of the waiver, amendment, repayment or discharge of Indebtedness shall not be included in Cash Interest Expense.

(d)                                 The definition of “Consolidated Fixed Charge Coverage Ratio” set forth in section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“Consolidated Fixed Charges Ratio” means, as at any date, the ratio of (a) the total of (i) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date minus (ii) the aggregate amount of all Non-Financed Capital Expenditures made during such period plus (iii) any increase in Deferred Revenues during such period minus (iv) any decrease in Deferred Revenues during such period, to (b) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (i) Cash Interest Expense for such period, plus (ii) all regularly scheduled payments of principal on any Indebtedness (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations, but excluding (x) any prepayments pursuant to Section 2.10 (y) any Senior Principal Refunding Payments and (z) the Hedging Agreement settlement payment made on the Tenth Amendment Date in an aggregate amount not to exceed $2,400,000) for such period plus (iii) the aggregate amount paid, or required to be paid (without duplication as between fiscal periods), in cash in respect of income, franchise and other like taxes (excluding real estate taxes) for such period (to the extent not deducted in determining EBITDA for such period) (but excluding any accrued tax liability not paid in cash resulting from the election by the Borrower to be treated as an “S Corporation” under the Code or from the election by the Borrower to treat any of the Guarantors as “Qualified Subchapter S Subsidiaries” under the Code) plus (iv) Permitted Tax Distributions to the extent paid in cash during such period plus (v) any payments in respect of deferred compensation to the extent paid in cash during such period but excluding any payments in respect of Phantom Stock Agreements.

(e)                                  The definition of “Consolidated Senior Leverage Ratio” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“Consolidated Senior Leverage Ratio” means, as at any date, the ratio of (a) Senior Debt minus cash and Cash Equivalents held by the Credit Parties on such date to the extent such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of the sum of $10,000,000 plus cash collateral held by the Issuing Lender pursuant to Section 2.4(c)(ii) to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

(f)                                    The definition of “Consolidated Total Leverage Ratio” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“Consolidated Total Leverage Ratio” means, as at any date, the ratio of (a) the Indebtedness of the Credit Parties excluding amounts described in clauses (d) and (g) of the definition of “Indebtedness” (determined on a consolidated basis without duplication in accordance with GAAP), including Subordinated Indebtedness, minus cash and Cash Equivalents held by such Credit Parties on such date to the extent to such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of the sum of $10,000,000 plus cash collateral held by the Issuing Lender pursuant to Section 2.4(c)(ii) to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

(g)                                 The definition of “Controlled Dividend Account” set forth in Section 1.1 of the Credit Agreement is hereby deleted.

(h)                                 The last sentence of the first paragraph in the definition of “EBITDA” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced with the following:

“Notwithstanding the foregoing which may be to the contrary, amounts accrued or paid as consent fees, waiver fees, deferred financing costs or intangible assets which are written off as a consequence of the waiver, amendment, repayment or discharge of Indebtedness under the Credit Agreement and, commencing with the fiscal year ending December 31, 2009, any costs, expenses or payments made in connection with termination of employees, shall not be deducted in determining operating income; provided, however, that during the term of this Agreement, the aggregate amount (on a cumulative basis) of costs, expenses or payments in connection with the termination of employees not deducted from operating income pursuant to this sentence shall not exceed $1,500,000 in the aggregate.”

(i)                                     The definition of “Excess Cash Flow” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting clause (iii) contained therein and replacing clause (iii) with the following:

“(iii) (A) the Senior Principal Refunding Payments described in clause (ii) of the definition thereof, (B) the Hedging Agreement settlement payment made on the Tenth Amendment Date in an aggregate amount not to exceed $2,400,000, and (C) all regularly scheduled payments, mandatory prepayments and voluntary prepayments (other than any voluntary prepayments in respect of the Revolving Credit Loans) of principal on any Indebtedness (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations for such fiscal year,

(j)                                     The definition of “Initial Controlled Dividend Account” set forth in Section 1.1 of the Credit Agreement is hereby deleted.

(k)                                  The definition of “Working Capital” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“Working Capital” means, at any date, the difference between the aggregate current assets and the aggregate current liabilities (excluding current maturities of long term Indebtedness, the current portion of Deferred Revenues and the current portion of deferred tax assets and deferred tax liabilities) of the Credit Parties at such date (determined on a consolidated basis without duplication in accordance with GAAP).

(l)                                     The following new defined terms are hereby added to Section 1.1 of the Credit Agreement in alphabetical order:

“Adams Party” means Stephen Adams, his wife, his children, his grandchildren, and trusts of which he, his wife, his children and his grandchildren are the sole beneficiaries and for which one or more of such individuals are the trustee(s).

“Camping World Credit Agreement” means a credit agreement among the Camping World Entities and the Camping World Lenders, with such terms and conditions as shall be satisfactory in form and substance to the Administrative Agent.

“Camping World Credit Facility” means a credit facility established pursuant to the Camping World Credit Agreement having market terms and conditions as determined by the Administrative Agent, secured by a first lien on the equity and/or assets of the Camping World Entities and providing aggregate revolving credit commitments not less than $20,000,000 and not in excess of $35,000,000.

“Camping World Entities” means CWI, Inc., Camping World, Inc. and their Subsidiaries.

“Camping World Financing” has the meanings set forth in Section 6 of the Tenth Amendment.

“Camping World Lenders” means the holders of the indebtedness under the Camping World Credit Facility and any agents for such lenders.

“Camping World Subordination Agreement” means the Subordination and Intercreditor Agreement to be executed and delivered by all of the Camping World Entities, the Administrative Agent and the Camping World Lenders, subordinating the obligations of the Camping World Entities with respect to the Loans to the Camping World Credit Facility, as such agreement may be amended, supplemented or otherwise modified from time to time, in form and substance satisfactory to the Required Lenders.

“Note Repurchase Loans” means Indebtedness incurred by the Borrower under the Second Lien Loan Documents, the proceeds of which are used to repurchase Senior

Subordinated Notes for a purchase price less than the outstanding principal amount of the repurchased Senior Subordinated Notes (which repurchased Senior Subordinated Notes shall be cancelled after such repurchase); provided that no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of such Note Repurchase Loans and the Borrower may incur such Note Repurchase Loans only if (a) the aggregate principal amount of such Note Repurchase Loans is permitted to be incurred under the Senior Subordinated Note Indenture and the Holding Company Notes Indenture, (b) after giving effect to the incurrence of such Note Repurchase Loans and the receipt and application of the proceeds thereof, the ratio of the aggregate principal amount of Indebtedness of the Credit Parties secured by Liens to EBITDA for the period of four consecutive fiscal quarters for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) does not exceed 3.00 to 1.00 and in any event the aggregate principal amount of all Note Repurchase Loans shall not exceed $10,000,000, (c) there will be no principal payments in respect of such Note Repurchase Loans scheduled or required to be paid prior to the date occurring four months after the later to occur of the Revolving Credit Maturity Date and the Term Loan Maturity Date, (d) during any period, the amount of interest in respect of such Note Repurchase Loans shall not exceed the amount of interest that would have been payable during such period on the Senior Subordinated Notes repurchased with the proceeds of such Note Repurchase Loans, (e) the obligations of the Borrower thereunder shall be subordinated to the Loans pursuant to the Second Lien Subordination Agreement and (f) the Note Repurchase Loans shall not be secured by any collateral that does not secure the Loans.

“Second Lien Agent” means New York Life Investment Management LLC as administrative agent for the Second Lien Lenders.

“Second Lien Lenders” means the lenders of the Note Repurchase Loans.

“Second Lien Loan Documents” means the (i) Second Lien Note Purchase Agreement among Borrower, the Guarantors party thereto, the Second Lien Lenders and the Second Lien Agent, (ii) the Bond Purchase Agreement between Borrower and Second Lien Agent, (iii) the Security Agreement between Borrower and Second Lien Agent, (iv) the Pledge Agreement among Borrower, the Guarantors party thereto and Second Lien Agent, (v) the Non-Recourse Pledge Agreement between the Holding Company and Second Lien Agent and (vi) the Trademark Security Agreement among Borrower, the Guarantors party thereto and Second Lien Agent, each in form and substance satisfactory to the Administrative Agent.

“Second Lien Subordination Agreement” means the Subordination and Intercreditor Agreement executed and delivered by all of the Credit Parties and the Second Lien Agent, substantially in the form of Exhibit B annexed to the Tenth Amendment to the Credit Agreement, as such agreement may be amended, supplemented or otherwise modified from time to time, in form and substance satisfactory to the Administrative Agent.

“Senior Principal Refunding Payments” means (i) any principal payment made pursuant to Section 2.10(b) to refund any portion of the Term Loans, and (ii) the principal payments required by the second sentence of Section 2.9(b) which may be refunded with indebtedness permitted by Section 7.1(i).

“Tenth Amendment Date” means June 5, 2009.

(m)                               The definition of “LIBO Rate” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) the rate appearing on Dow Jones Markets Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period and (b) 2.75% per annum.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the Interest Period specified in any Borrowing Request or Interest Election Request, the rate used to calculate the LIBOR Rate for any Interest Period shall never be less than the rate per annum attributable to a three month LIBOR Interest Period.

(n)                                 The definition of “Loan Documents” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“Loan Documents” means this Agreement, any promissory notes evidencing Loans hereunder, the Collateral Documents, the Affiliate Subordination Agreement, the Second Lien Subordination Agreement, and any other instruments or documents delivered or to be delivered by any Credit Party or Affiliate thereof from time to time pursuant to this Agreement.

(o)                                 The definition of “Revolving Credit Commitment” is amended by deleting the reference to “$35,000,000” and replacing it with “$25,000,000” and by deleting the last sentence thereof.

(p)                                 The definition of “Revolving Credit Maturity Date” is amended by deleting the reference to “June 24, 2009” and replacing it with “March 31, 2010.”

(q)                                 The definition of “Subordinated Indebtedness” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced by the following:

“Subordinated Indebtedness” means (a) the Senior Subordinated Notes, (b) the Note Repurchase Loans under the Second Lien Loan Documents, (c) Indebtedness due to an Adams Party as described in Sections 7.1(i) and (j), and (d) any Indebtedness of any Credit Party which matures in its entirety later than the Loans and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to such Credit Party’s other obligations to the Lenders hereunder by provisions reasonably satisfactory in form and substance to the Administrative Agent, the Syndication Agent and Special Counsel.

(r)                                    The definition of “Term Loan Maturity Date” is amended by deleting the reference to “June 24, 2009” and replacing it with “March 31, 2010.”

(s)                                  Section 2.1(c) (Incremental Term Loans) is hereby amended by replacing the reference to “Term Loan Maturity Date” in clause (i) with “Tenth Amendment Date” and by adding the following at the end of such section:

“(iii)                         Notwithstanding the foregoing to the contrary, (A) the requirement that the $1,000,000 Series B Incremental Term Loans funded on the Tenth Amendment Date be in an aggregate principal amount of not less than $10,000,000 is hereby waived, and (B) upon the consummation of the $1,000,000 Series B Incremental Term Loans funded on the Tenth Amendment Date, the Borrower shall not have the right to request further Incremental Term Loan Commitments.”

(t)                                    Section 2.4(a) (Letters of Credit) is hereby amended by adding the following after the word Guarantor in the first sentence thereof, “(excluding, after the Tenth Amendment Date, any Camping World Entity)” and adding the following at the end of such section, “To the extent that any Letters of Credit are outstanding on the Tenth Amendment Date for the account of any Camping World Entity, the Borrower will cause such Camping World Entity Letters of Credit to be replaced on the date of the consummation of the Camping World Credit Facility by letters of credit issued pursuant to the Camping World Credit Facility.”

(u)                                 Section 2.9(b) (Repayment of Loans) is hereby amended by adding the following after the first sentence thereof:

“In addition to such quarterly principal payments, the Borrower hereby unconditionally promises to make Senior Principal Refunding Payments equal to an additional principal payment of $7,500,000 on September 1, 2009 and an additional principal payment of $7,500,000 on February 27, 2010.”

(v)                                 Section 2.10(b)(ii) (Offering of Debt or Equity) is hereby amended by adding the following at the end of such paragraph:

“Notwithstanding the foregoing to the contrary, upon the consummation of the Camping World Financing, the Borrower shall make a Senior Principal Refunding Payment on the principal amount of the Term Loans hereunder in an aggregate amount not less than the greater of $18,500,000 or the Net Cash Payments of the Camping World Financing except that for the thirty-day period commencing with the Tenth Amendment Date, the Term Loans acquired by the Effective Date Assignee on the Tenth Amendment Date (whether held by the Effective Date Assignee or its assignees) shall benefit from any such payment resulting from the consummation of the Camping World Financing only to the extent of Net Cash Payments of the Camping World Financing in excess of $10,000,000.”

(w)                               Section 2.10(b)(iv) (Excess Cash Flow) is hereby deleted and replaced by the following:

“(iv)                        Excess Cash Flow.  Not later than the date 90 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2009, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.4 (i)) and reduce the Commitments as provided in Section 2.10(c) in an amount equal to 100% of Excess Cash Flow for such fiscal year; provided, however, that with respect to the fiscal year ending December 31, 2009, such prepayment shall be made no later than the date 85 days after the end of such fiscal year.”

(x)                                   Section 2.10(b)(vii) (Prepayments from Controlled Dividend Account) is hereby deleted and replaced by the following:

“(vii)                     [Reserved.]”

(y)                                 Section 2.11(a) (Fees) is hereby amended by replacing the reference to “0.50%” in the first sentence with “1.00%.”

(z)                                   Section 6.9 (Use of Proceeds) is hereby amended by deleting the third sentence thereof.

(aa)                            Section 6.10(a)(ii) (Certain Obligations Respecting Subsidiaries and Collateral Security) is hereby deleted and replaced by the following:

“(ii) to take such action (including delivering such shares of stock and such UCC financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens consistent with the provisions of the applicable Collateral Documents but with respect to the Camping World Entities subject to the Liens securing the Camping World Credit Facility; and”

(bb)                          Section 6.14 (Controlled Dividend Amount) is hereby deleted in its entirety.

(cc)                            Section 7.1(b), (c), (d), (e) and (f) are hereby deleted and replaced by the following:

“(b)                           Indebtedness existing on the Tenth Amendment Date and set forth in Schedule 4.14 and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof;

(c)                                  Indebtedness of any Credit Party to any other Credit Party; provided that, after the Tenth Amendment Date, the aggregate Indebtedness owed by the Camping World Entities to the other Credit Parties plus the aggregate amount of any Investments made by the other Credit Parties in the Camping World Entities after the Tenth Amendment Date shall not exceed the Investments permitted by Section 7.5(a)(i) and such Indebtedness shall be unsecured and shall only be used for working capital purposes or for capital expenditures in accordance with Section 7.9(e);

(d)                                 Guarantees by any Credit Party of Indebtedness of any other Credit Party (other than Indebtedness of the Camping World Entities);

(e)                                  Indebtedness of any Credit Party (determined on a consolidated basis without duplication in accordance with GAAP) in an aggregate principal amount which does not exceed $1,000,000 at any one time outstanding;

(f)                                    Senior Subordinated Notes in an aggregate principal amount not in excess of the aggregate amount of the Senior Subordinated Notes outstanding on the Tenth Amendment Date, after giving effect to the issuance of the Note Repurchase Loans and the repurchase or exchange of Senior Subordinated Notes with the proceeds thereof;”

(dd)                          Section 7.1 is hereby amended by deleting clause (g) and replacing in with the following new clauses:

“(g)                           Indebtedness of the Borrower pursuant to the Second Lien Loan Documents in respect of any Note Repurchase Loans;

(h)                                 Indebtedness of the Camping World Entities under the Camping World Credit Facility unless the Camping World Financing is consummated as an issuance of equity securities;

(i)                                     To the extent that the Camping World Entities are unable or not permitted to make distributions to the Borrower in amounts necessary to permit the Borrower to make timely Senior Principal Refunding Payments under the second sentence of Section 2.9(b), unsecured Indebtedness of the Credit Parties to the Adams Parties in an aggregate amount not in excess of $15,000,000 (incurred in two tranches of $7,500,000 on or about of the date of such principal payments); provided such Indebtedness shall be junior and subordinate in right of payment to the obligations to the Lenders hereunder pursuant to provisions reasonably satisfactory to the Administrative Agent and there will be no principal or interest payments in respect of the such Indebtedness scheduled or required to be paid prior to the date occurring four months after the later to occur of the Revolving Credit Maturity Date and the Term Loan Maturity Date; and

(j)                                     unsecured Indebtedness of the Credit Parties to the Adams Parties equal to the amount of cash interest payments on $16,000,000 in aggregate principal amount of the Term Loans; provided such Indebtedness shall be junior and subordinate in right of payment to the obligations to the Lenders hereunder pursuant to provisions reasonably satisfactory to the Administrative Agent and there will be no principal or interest payments in respect of the such Indebtedness scheduled or required to be paid prior to the date occurring four months after the later to occur of the Revolving Credit Maturity Date and the Term Loan Maturity Date; provided, further, that the Borrower’s obligation to pay interest on the Term Loans shall not be contingent upon the receipt of the proceeds of any such Indebtedness.”

(ee)                            Section 7.2 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (h), replacing the “.” at the end of clause (i) with a “;” and adding the following to the end of such section:

“(j)                               Liens on the assets of the Borrower securing the Indebtedness described in Section 7.1(g); provided such Liens are subordinated to the Lien securing the obligations to the Lenders hereunder pursuant to the Second Lien Subordination Agreement; and

(k)                                  Liens on the assets of the Camping World Entities securing the Indebtedness described in Section 7.1(h).”

(ff)                                Section 7.3(c) is hereby deleted and replaced by the following:

“(c)                            Guarantees of obligations of any Credit Party (other than any obligation of any of the Camping World Entities) by any other Credit Party and Guarantees by the Camping World Entities of the Indebtedness described in Section 7.1(h);”

(gg)                          The second paragraph of Section 7.4 is hereby deleted and replaced by the following:

“Notwithstanding the foregoing provisions of this Section 7.4:

(a)                                  any Subsidiary (other than any Camping World Entity) may be merged or consolidated with or into any other Subsidiary (other than any Camping World Entity) or into the Borrower; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(b)                                 any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Subsidiary (other than any Camping World Entity) that is a Wholly Owned Subsidiary of the Borrower;

(c)                                  the capital stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Borrower or any Subsidiary that is a Wholly Owned Subsidiary of the Borrower (other than any Camping World Entity); and

(d)                                 any Camping World Entity may be merged or consolidated with or into any other Camping World Entity.”

(hh)                          Section 7.5(a)(i) (Investments) is hereby deleted and replaced by the following:

“(i)Investments by any Credit Party in any other Credit Party (after the Tenth Amendment Date, other than a Camping World Entity), advances by any Credit Party to any other Credit Party (after the Tenth Amendment Date, other than a Camping World Entity), in the ordinary course of business and capital contributions by any Credit Party to any other Credit Party (after the Tenth Amendment Date, other than a Camping World Entity), and after the Tenth Amendment Date if and to the extent that the Camping World Entities do not have in sufficient cash and availability under the Camping World Credit Facility or otherwise to fund their working capital needs in the reasonable business judgment of the Camping World board of directors or to fund capital expenditures in accordance with Section 7.9(e), Investments by the Borrower in the Camping World Entities (including any Indebtedness to the Borrower permitted to be incurred under Section 7.1(i)) not in excess of $2,500,000, such Investments to be utilized only for working capital purposes or for capital expenditures in accordance with Section 7.9(e);”

(ii)                                  Section 7.5(a)(viii) (Investments) is hereby deleted and replaced by the following:

“(viii)                  [Reserved.]”

(jj)                                  Section 7.5(b) (Hedging Agreements) is hereby deleted and replaced by the following:

“(b)  From and after the Tenth Amendment Date, no Credit Party will enter into any Hedging Agreement.”

(kk)                            Section 7.6 (Restricted Payments) is hereby deleted and replaced by the following:

“7.6                           Restricted Junior Payments and Cash Flow Distributions.  No Credit Party will declare or make any Restricted Junior Payment at any time; provided, however, that

(i) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments to the Holding Company in amounts equal to the Permitted Tax Distributions,

(ii) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may make Restricted Junior Payments to the Holding Company in an aggregate amount not in excess of $100,000 in any fiscal year to provide funds to the Holding Company to pay administrative expenses and costs of registration of the Holding Company Notes, and

(iii) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments in amounts equal to the cash interest payments to the holders of the Senior Subordinated Notes in accordance with, and only to the extent required by, the indenture or other document governing such indebtedness; and

(iv) the Borrower may repurchase Senior Subordinated Notes from the holders of the Senior Subordinated Notes (collectively, the “Note Repurchases”) with the proceeds of Note Repurchase Loans, provided that the cash consideration paid by the Borrower for Note Repurchases shall be less than the outstanding principal amount of the repurchased Senior Subordinated Notes;

provided that nothing herein shall be deemed to prohibit the making of any dividend or distribution by a Subsidiary to any other Credit Party and by a Camping World Entity to any other Camping World Entity.”

(ll)                                  Section 7.7(v) (Transactions with Affiliates) is hereby deleted and replaced by the following:

“(v)  the Credit Parties may engage in arms-length transactions for fair market value with or for the benefit of Affiliates not in excess of $10,000,000 in any fiscal year in addition to payments and transactions referred to in clauses (i) through (iv) above; and”

(mm)                      Section 7.8 (Restrictive Agreements) is hereby amended by adding the following at the end of such section, “(C) Second Lien Loan Documents and (D) the Camping World Credit Agreement.”

(nn)                          Section 7.9 (Certain Financial Covenants) is hereby deleted and replaced by the following:

“7.9                           Certain Financial Covenants.

(a)                                  Consolidated Fixed Charges Ratio.  The Credit Parties will not permit the Consolidated Fixed Charges Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Period	Ratio
From January 1, 2009 through September 30, 2009	1.05 to 1.00
From October 1, 2009 through December 31, 2009	1.08 to 1.00
From January 1, 2010 and at all times thereafter	1.15 to 1.00

(b)                                 Consolidated Total Leverage Ratio.  The Credit Parties will not permit the Consolidated Total Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
From January 1, 2009 through June 30, 2009	6.00 to 1.00
From July 1, 2009 through September 30, 2009	5.50 to 1.00
From October 1, 2009 and at all times thereafter	5.25 to 1.00

(c)                                  Consolidated Senior Leverage Ratio. The Credit Parties will not permit the Consolidated Senior Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
From January 1, 2009 through March 31, 2009	2.65 to 1.00
From April 1, 2009 through June 30, 2009	2.60 to 1.00
From July 1, 2009 through September 30, 2009	2.40 to 1.00
From October 1, 2009 and at all times thereafter	2.35 to 1.00

(d)                                 Consolidated Interest Coverage Ratio.  The Credit Parties will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Period	Ratio
From January 1, 2009 through March 31, 2009	1.85 to 1.00
From April 1, 2009 through June 30, 2009	1.75 to 1.00
From July 1, 2009 through September 30, 2009	1.70 to 1.00
From October 1, 2009 and at all times thereafter	1.65 to 1.00

For purposes of calculating the financial covenants under Sections 7.9(a) through (d) for the period of four consecutive fiscal quarters ended March 31, 2009, the transactions occurring on the Tenth Amendment Date (including the incurrence of the Note Repurchase Loans and the application of the proceeds thereof) shall be deemed to have occurred on the last day of such four fiscal quarter period.

(e)                                  Capital Expenditures.  The Credit Parties will not permit:

(i)                                     the aggregate amount of Capital Expenditures to exceed $5,000,000 in any fiscal year; and

(ii)                                  prior to the consummation of the Camping World Financing, the aggregate amount of Capital Expenditures by the Camping World Entities to exceed $2,000,000 in any fiscal year.”

(oo)                          Section 7.11 (Management Compensation) is hereby deleted and replaced by the following:

“7.11                     [Reserved.]”

(pp)                          Section 7.12 (Subordinated Indebtedness) is hereby amended by (a) replacing the reference to “Section 7.6(a)(viii)” with “Section 7.6(a)(iv)” and (b) adding “other than the Note Repurchase Loans” after the term “Subordinated Indebtedness” in clause (a).

(qq)                          Section 7.16 (Compensation Payments to Stephen Adams) is hereby deleted and replaced with the following:

“7.16                     Compensation Payments to Stephen Adams; Management Compensation.  No Credit Party shall pay or cause to be paid any salary, bonuses or other compensation payments to Stephen Adams except (a) in the event of a change in circumstances related to management personnel or management structure of the Credit Parties as a result of which Stephen Adams is performing duties other than those performed by him as Chairman of the Board of Directors of the Borrower prior to the date of the First Amendment, or (b) with the consent of the Required Lenders.  No Credit Party will accrue any Phantom Stock Accruals or make any cash payments in respect thereof or otherwise in respect of Phantom Stock Accruals pursuant to any Phantom Stock Agreements or otherwise.”

(rr)                                Section 8.1 (Events of Default) is hereby amended by replacing clause (q) with the following:

“(q)                           (i) any holder of the Note Repurchase Loans shall assert that the Second Lien Subordination Agreement is invalid or unenforceable or (ii) any holder of the Camping World Credit Facility shall assert that such credit facility secured by any assets of Credit Parties other than the Camping World Entities;”

(ss)                            Section 7.13 (Modifications of Certain Documents) is hereby amended by adding the following at the end of such section:

“No Credit Party will consent to any modification, supplement or waiver of any of the provisions of the Purchase Note, the Intermediate Holdco Loan Documents or the Intermediate Holdco Guaranty without the prior consent of the Required Lenders.”

(tt)                                Section 10.2 (Waivers; Amendments) is hereby amended by replacing clause (b)(v) with the following:

“(v)                           alter the rights or obligations of the Borrower to prepay Loans, other than mandatory prepayments required by Section 2.10(b) of this Agreement, without the written consent of each Lender; provided that Section 2.10(b)(ii) of this Agreement may not be amended in a manner adverse to the Effective Date Assignee or its assigns without the consent of the Effective Date Assignee or its assigns;”

(uu)                          Section 10.13 (Confidentiality) is hereby amended by adding the following at the end of such section:

“Notwithstanding anything to the contrary contained in this Agreement, the other Loan Documents or any other agreements previously entered into or to be entered into by and between the Borrower and one or more of the Lenders, the Borrower hereby consents to the disclosure by any Lender of information (the “Investment Information”) about the Borrower and the Loans, which Investment Information shall be limited to: (i) the Borrower’s name and address; (ii) the nature of the Borrower’s business; (ii) the title, class, percentage of class, and value of the Loans; (iv) the amount and general terms of the Loans; (v) such Lender’s relationship to the Borrower; and (vi) any other information disclosed to rating agencies in connection with syndication of the Loans or otherwise, or to any lender in connection with any other credit facility of such Lender provided, however, that in the event that a Lender files a registration statement (the “Registration Statement”) under the Securities Act of 1933 and/or is required to file certain reports (the “Reports”) under the Exchange Act, the term “Investment Information” as used herein shall include any other information about the Borrower or the Loans required by law to be included in the Registration Statement and/or the Reports.”

(vv)                          Schedule 4.14 (Material Indebtedness) is hereby amended [in its entirety in the form of the disclosures set forth in Exhibit A attached hereto and made a part hereof]  / [by adding thereto the disclosures set forth in Exhibit A attached hereto and made a part hereof]

3.                                       Amendment to Series A Incremental Term Loan Agreement.  Effective upon the satisfaction of the conditions set forth in Section 5, the Credit Parties, the Series A Incremental Lenders, and the Agents agree that the Series A Incremental Term Loan Agreement is hereby amended by adding the following to the end of the chart in Section 2.3 thereof (Repayment of Series A Incremental Term Loans):

June 30, 2009	$62,500
September 30, 2009	$62,500
December 31, 2009	$62,500

4.                                       No Default; Representations and Warranties, etc.  The Credit Parties hereby confirm that: (a) the representations and warranties of the Credit Parties contained in Article 4 of the Credit Agreement are true on and as of the date hereof as if made on such date; (b) the Credit Parties are in compliance in all material respects with all of the terms and provisions set forth in the Credit Agreement on their part to be observed or performed thereunder; and (c) after giving effect to this Amendment, no Event of Default, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

5.                                       Conditions to this Amendment.  This Amendment shall not become effective until the date on which each of the following conditions is satisfied or waived in writing by all of the Revolving Credit Lenders:

(a)                                  Counterparts of Amendment.  The Administrative Agent shall have received from the Credit Parties and all of the Lenders either (i) a counterpart of this Amendment signed on behalf of such Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such parties have signed counterparts of this Amendment.

(b)                                 Note Repurchase Loans.

(i)                                     The Borrower shall have consummated the Note Repurchase Loans in accordance with the terms and conditions of the Second Lien Loan Documents or the fulfillment of any such conditions shall have been waived provided, that the consent of the Administrative Agent shall be required for any material waiver of any provision of such agreement;

(ii)                                  The Borrower shall have consummated in all material respects the Note Repurchase Loans in an aggregate principal amount of not more than $10,000,000 including the funding of the initial loans thereon under the Second Lien Loan Documents in such amounts, and the repurchase or exchange of the Senior Subordinated Notes with the proceeds of the Note Repurchase Loans shall have been consummated; and

(iii)                               the Administrative Agent shall have received copies of all instruments and agreements and legal opinions (and shall be entitled to rely thereon) relating to the Note Repurchase Loans and the same shall be reasonably satisfactory to the Administrative Agent and shall be in full force and effect and shall not have been amended, modified or supplemented in any material respect.

(c)                                  Second Lien Subordination Agreement.  The Administrative Agent, the holders of the Note Repurchase Loans and the Borrower shall have entered into the Second Lien Subordination Agreement, in form and substance satisfactory to the Administrative Agent, with respect to the Note Repurchase Loans.

(d)                                 Certificate of Incurrence of Indebtedness.  The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, in form and detail satisfactory to the Administrative Agent, certifying that the incurrence of the Note Repurchase Loans and the Series B Incremental Term Loans are permitted by the terms of the Senior Subordinated Notes Indenture and the Holding Company Notes Indenture.

(e)                                  Effective Date Assignments.  Immediately after the investment and prepayment of the Term Loans described in Section 5(i), an assignee acceptable to the Administrative Agent (the “Effective Date Assignee”), shall have acquired by assignment from current holders, pursuant to the terms of Section 10.4 of the Credit Agreement, not less than $15,000,000 in principal amount of existing Term Loans and shall have entered into an agreement with the Administrative Agent, for the benefit of the Lenders, with respect to any Loans held by the Effective Date Assignee.

(f)                                    Effective Date Refunding Payments.  The Administrative Agent, for the benefit of the Lenders, shall have received on the Tenth Amendment Date an optional prepayment in an aggregate principal amount not less than $3,000,000 on the Revolving Credit Loans.

(g)                                 Incremental Term Loans.  The Administrative Agent shall have received satisfactory evidence of the Borrower’s receipt of not less than $1,000,000 in proceeds from a $1,000,000 Incremental Term Loan acquired by the Effective Date Assignee pursuant to an Incremental Term Loan Agreement, satisfactory in form and substance to the Administrative Agent and the proceeds of such Incremental Term Loans shall have been applied to the payment of the fees and expenses of the transactions described in this Amendment.

(h)                                 Stephen Adams Limited Guaranty.  The Administrative Agent shall have received from Stephen Adams an executed limited guaranty agreement, in form and substance satisfactory to the Administrative Agent, providing for a limited guaranty covering the following:  (i) not in excess of $15,000,000 for the two $7,500,000 principal payments required pursuant to Section 2.9(b) of the Credit Agreement, and (ii) cash interest payments on $16,000,000 in aggregate principal amount of the Term Loans.  Such limited guaranty shall also contain a commitment from Mr. Adams to make the loans described in Sections 7.1(i) and (j) of the Credit Agreement or to cause such loans to be made by an Adams Party.

(i)                                     Stephen Adams Investment.  The Administrative Agent shall have received satisfactory evidence of the investment by Stephen Adams, indirectly through the Holding Company, in the equity (other than Disqualified Stock (as defined in Section 6(a) below)) of the Borrower in an amount not less than $8,500,000 and the Borrower shall have applied $500,000 of the proceeds of such investment to fees and expenses of the transactions described herein and applied the remaining amount of such investment to prepay the Term Loans notwithstanding any contrary percentage or any baskets described in Section 2.10(b)(ii) of the Credit Agreement and the terms and conditions of such investment shall be in form and substance satisfactory to the Administrative Agent.

(j)                                     Financial Statements.  The Borrower shall have submitted to the Administrative Agent the audited financial statements as described in Section 6.1(a) of the Credit Agreement together with an opinion of its independent accountants without a “going concern” exception and shall promptly file such financial statements with the Securities and Exchange Commission.

(k)                                  Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Tenth Amendment Date) of Kaplan, Strangis and Kaplan, P.A., counsel to the Credit Parties, which opinion shall be in form and substance satisfactory to the Administrative Agent and covering such matters relating to the Credit Parties, this Amendment and the Transactions as the Required Lenders shall request (and each Credit Party hereby requests such counsel to deliver such opinion).

(l)                                     Other Documents.  The Administrative Agent shall have received such other documents as any Agent or Special Counsel shall have reasonably requested.

(m)                               Expenses.  The Administrative Agent shall have received for the benefit of the Lenders (other than the Effective Date Assignee) an amendment fee in the amount of 1.00% of the outstanding amount of the Loans and Commitments (after giving effect to the prepayments described herein and after giving effect to the assignment of Loans to the Effective Date Assignee by excluding from such total outstanding Loans and Commitments for the purposes of calculating such fee, the Loans assigned to the Effective Date Assignee) and all other fees and amounts due and payable on or prior to the date hereof, including, to the extent invoiced, all reasonable expenses, including legal fees and disbursements incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby and the reimbursement or payment of all other out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

6.                                       Covenants and Assignments.

(a)                                  Camping World Financing.  The Borrower shall use its best efforts to consummate one of the following (each a “Camping World Financing”) not later than September 15, 2009 (i) the Camping World Credit Facility in accordance with the terms and conditions of the Camping World Credit Agreement or another credit facility on terms that are not less favorable than the Camping World Credit Facility providing for commitments of not more than $35,000,000 and funding of the initial loans thereunder in an amount not less than $18,500,000; and the Administrative Agent shall have received copies of all instruments and agreements and legal opinions (and shall be entitled to rely thereon) relating to the Camping World Credit Facility and the same shall be reasonably satisfactory to the Required Lenders or (ii) the consummation of an equity offering (other than an offering of Disqualified Stock) of the Camping World Entities for net proceeds not less than $18,500,000; and the Administrative Agent shall have received copies of all instruments and agreements and legal opinions (and shall be entitled to rely thereon) relating thereto and the same shall be reasonably satisfactory to the Required Lenders.  Notwithstanding the preceding sentence or anything herein to the contrary, the Liens of the Lenders in the Collateral shall not be subordinated to any lien or other security interest in favor of any lender under a Camping World Financing if the outstanding proceeds of the loans under such Camping World Financing applied to prepay Loans are less than $18,500,000, without the consent of the Lenders having Loans, LC  Exposure, and unused Commitments representing more than 75% of the sum of the total Loans, LC Exposure and unused Commitments at such time.  Upon consummation of a Camping World Financing, the Loans shall be promptly prepaid in an amount not less than the greater of $18,500,000 or the Net Cash Payments of the Camping World Financing pursuant to Section 2.10(b)(ii) of the Credit Agreement.  For purposes of this paragraph, “Disqualified Stock” means any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Revolving Credit Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any capital stock referred to in (a) above, in each case at any time on or prior to the first anniversary of the Revolving Credit Maturity Date, (c) which provides for payment of cash dividends prior to the Revolving Credit Maturity Date or (d) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Loans and other obligations of the Credit Parties under the Loan Documents; provided that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such capital stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such capital stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Revolving Credit Maturity Date shall not constitute Disqualified Stock if such capital stock provides that the issuer thereof will not redeem any such capital stock pursuant to such provisions prior to 91 days following the repayment in full of the Loans.

(b)                                 Camping World Subordination Agreement.  In connection with the consummation of the Camping World Credit Facility, if any, the Lenders hereby authorize the Administrative Agent to, and agree that the Administrative Agent may, enter into the Camping World Subordination Agreement with the Camping World Lenders and the Camping World Entities pursuant to which the Liens of the Administrative Agent for the benefit of the Lenders on the equity and assets of the Camping World Entities shall be subordinated only to the Liens securing the Camping World Lenders for the Camping World Credit Facility containing such terms as shall be satisfactory in form and substance to the Required Lenders.

(c)                                  Financial Advisor.  The Administrative Agent, for the benefit of the Lenders shall engage, and may continue to retain, at the sole cost and expense of the Borrower, at all times and until the later to occur of the Revolving Credit Maturity Date or the Term Loan Maturity Date, a financial advisor for the benefit of the Lenders (the “Financial Advisor”).  The Credit Parties agree that the Financial Advisor may visit and inspect their properties, examine and make extracts of books and records and discuss their affairs, finances and condition with their officers and independent accountants.

(d)                                 Control Agreements.  Not later than 90 days after the Tenth Amendment Date (unless such time period is extended by the Administrative Agent), the Credit Parties shall deliver to the Administrative Agent fully executed deposit control agreements, in form and substance satisfactory to the Administrative Agent, granting to the Administrative Agent “control” (as such term is used in Article 9 of the UCC) over the primary bank accounts of the Credit Parties as determined by the Administrative Agent.

(e)                                  Effective Date Assignments.

1.                                       Subject to the satisfaction of the conditions set forth in Section 5 and effective immediately after the investment and prepayment described in Section 5(i) (the “Effective Time”), each Lender hereby irrevocably sells and assigns to the Effective Date Assignee without recourse to such Lender, and the Effective Date Assignee hereby irrevocably purchases and assumes from each such Lender without recourse to such Lender, as of the date hereof, an interest (each an “Assigned Interest”) in and to such Lender’s pro rata share of $15,000,000 aggregate principal amount of the Term Loans and the rights and obligations under the Credit Agreement with respect thereto (the “Assigned Facilities”).  After the consummation of such assignment the Effective Date Assignee shall be the holder of $15,000,000 aggregate principal amount of Term Loans from the assignment of the Assigned Interests

2.                                       Each Lender (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the Holding Company or any other obligation or the performance or observance by the Credit Parties or the Holding Company or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the promissory note or notes held by it evidencing the Assigned Facility or Facilities and requests that the Administrative Agent exchange such promissory note(s) for new promissory note(s) payable to any assigning Lender (if such assigning Lender has retained any interest in the Assigned Facilities) and new promissory note(s) payable to the Effective Date Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Time).

(f)                                    Consent to Assignment. In accordance with Section 10.4(e) of the Credit Agreement, each Lender hereby approves assignments of interests in Loans being made on or about the Tenth Amendment Date to GSF Funding, LLC, a Delaware limited liability company (“GSF”); provided, that GSF shall have entered into an agreement with the Administrative Agent, for the benefit of the Lenders, with respect to any Loans held by GF in substantially the same form as the agreement entered into by the Effective Date Assignee and the Administrative Agent in accordance with Section 5(b)(e) hereof.

3.                                       The Effective Date Assignee (i) represents and warrants that it is legally authorized to enter into this Amendment; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.4 thereof, the financial statements delivered pursuant to Section 6.1 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the promissory note(s) or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States of America, its obligation pursuant to Section 2.16(e) of the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Effective Date Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Effective Date Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.                                       This Amendment will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent pursuant to Section 10.4 of the Credit Agreement, effective as of the Effective Time.

5.                                       Upon such acceptance and recording, from and after the Effective Time, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the Effective Date Assignee that accrue subsequent to the Effective Time.

6.                                       From and after the Effective Time, (i) the Effective Date Assignee shall be a party to the Credit Agreement and, to the extent provided herein, have the rights and obligations of a Lender thereunder and under its promissory note(s) and shall be bound by the provisions thereof and (ii) each Lender shall, to the extent provided in this Amendment, relinquish its rights and be released from its obligations under the Credit Agreement except as provided in Section 10.5 of the Credit Agreement and except as to any payments of interest or fees accrued prior to the Effective Time.

7.                                       Miscellaneous.

(a)                                  Loan Documents Effective.  Except to the extent specifically amended or waived hereby, the Credit Agreement, the Loan Documents and all related documents shall remain in full force and effect.  Whenever the terms or sections amended hereby shall be referred to in the Credit Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.  Nothing herein shall be deemed to constitute a modification, amendment or waiver of any other term or condition of the Credit Agreement.

(b)                                 Acknowledgement of Perfection of Security Interests.  Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

(c)                                  Further Assurances.  Upon request from the Administrative Agent, the Credit Parties hereby agree to execute such amendments, supplements or modifications to the Collateral Documents to account for the transactions contemplated by this Amendment.

(d)                                 Counterparts.  This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

(e)                                  Governing Law.  This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.                                       Release of Cash Collateral.  Effective upon the satisfaction of the conditions set forth in Section 5, Lenders hereby irrevocably authorize Administrative Agent to release, and Issuing Lenders hereby agree to release and promptly return, the cash collateral in the amount of $7.84 million deposited by Borrower and held by Issuing Lenders in accordance with Section 2.4(c)(ii)(1) of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.

BORROWER

AFFINITY GROUP, INC.

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Chief Financial Officer

SUBSIDIARIES/GUARANTORS

AFFINITY ADVERTISING, LP

By:	VBI, INC., its General Partner

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Chief Financial Officer

AFFINITY BROKERAGE, INC.
AFFINITY ROAD AND TRAVEL CLUB, INC.
AGI PRODUCTIONS, INC.
ARU, INC.
CAMP COAST TO COAST, INC.
CAMPING REALTY, INC.
CAMPING WORLD, INC.
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.
CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC.
COAST MARKETING GROUP, INC.
CWI, INC.
CW MICHIGAN, INC.
EHLERT PUBLISHING GROUP, INC.
GOLF CARD INTERNATIONAL CORP.
GOLF CARD RESORT SERVICES, INC.
GSS ENTERPRISES, INC.
POWER SPORTS MEDIA, INC.
TL ENTERPRISES, INC.
VBI, INC.

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Chief Financial Officer

AGREEMENT OF HOLDING COMPANY AND

RATIFICATION OF NONRECOURSE GUARANTY

The undersigned hereby agrees to the provisions of Section 2 above and as guarantor hereby acknowledges and consents to the foregoing Amendment as of the date hereof, and agrees that the Amended and Restated Nonrecourse Guaranty and Pledge Agreement dated as of March 24, 2005 (as amended, supplemented or otherwise modified) remains in full force and effect, and the undersigned confirms and ratifies all of its obligations thereunder.

AFFINITY GROUP HOLDING INC.

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT and
ISSUING LENDER

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent and
Issuing Lender

By:	/s/ Michael J. Gewirtz
	Name:	Michael J. Gewirtz
	Title:	Executive Director